                                                                   EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE



                                                                    YEAR ENDED AUGUST 31,
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        1996                1997                1998
                                                    -------------       -------------     ---------------
BASIC

  Net income                                        $       6,776       $       6,656     $         9,732
  Weighted Average shares outstanding (basic) (1)           6,561               6,929               7,120
                                                    =============       =============     ===============
  Basic earnings per share                          $        1.03       $        0.96     $          1.37
                                                    =============       =============     ===============
DILUTED

  Net income                                        $       6,776       $       6,656     $         9,732
  Weighted Average shares outstanding (basic) (1)           6,561               6,929               7,120
  Effect of dilutive securities (warrants and                 949                 752(2)              634(2)
  options)
  Weighted Average shares outstanding (diluted)             7,510               7,681               7,754
                                                    -------------       -------------     ---------------
  Diluted earnings per share                        $         .90       $         .87     $          1.26


(1) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been reflected herein.

(2) During 1997 and 1998 certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The computation of the quarter ended August 31, 1997 excluded 5,054 options with an option price of $26.00. The computation of the quarter ended November 30, 1997, excluded 15,000 options with an option price of $26.00. The computations of the quarter ended February 28, 1998 excluded 183,222 options with option prices ranging from $22.00 to $26.00. The computation of the quarter ended May 31, 1998 excluded 182,500 options with option prices ranging from $23.75 to $26.00. The computation of the quarter ended August 31, 1998 excluded 355,250 options with option prices ranging from $14.167 to $26.00. The year end calculations incorporate the above referenced exclusions within the applicable quarters.